Exhibit 99.01

How you will receive your Proxy Materials and how to Vote your Shares
As you know, Versant has scheduled a special shareholders meeting on December 20, 2012 and has filed proxy materials with the SEC.
All of the employee shareholders of Versant who hold their shares of Versant common stock in an E*trade account and have elected to receive shareholder communications by electronic delivery should have received an email on December 5, 2012 including a link which will allow you to vote your shares electronically.
If you have not elected to receive shareholder communications by electronic delivery, you will receive the proxy materials by mail. The proxy materials were mailed from New York, New York, USA on or about December 4, 2012.
The definitive proxy statement and the other relevant materials, and any other documents filed by Versant with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov.
The proxy materials are also available at the Versant Investor Relations website at http://www.versant.com/company/investor-relations/sec-filings.
Additionally, the proxy materials are hosted by Versant's transfer agent, Computershare, at http://shareowner.mobular.net/shareowner/vsnt.
If you hold your shares at E*trade, you may vote your shares by calling the Employee Stock Plan Customer Service line at 800-838-0908 or 650-599-0125 and tell them you want to vote your shares. They should transfer you to the Corporate Actions department and you should be able to vote over the phone. The Corporate Actions department is available from 8:00am to 5:00pm Eastern time, Monday through Friday.
If you do not hold your shares at E*trade, but through another broker, you should receive your proxy materials by mail directly from Broadridge in New York, New York, USA. These materials were sent directly to the address your broker has on file for you. Proxy materials mailed to Germany are expected to arrive in about a week. When you receive your proxy materials, you can vote your shares at www.proxyvote.com using the 12 digit control number found on your proxy card.
If you are a registered shareholder, you will receive your proxy materials by mail directly from Computershare in New Jersey, USA. These materials were sent directly to the address Computershare has on file for you. Proxy materials mailed to Germany are expected to arrive in about a week. When you receive your proxy materials, you can vote your shares by signing and dating your proxy card and returning it in the postage-paid envelope. You may also scan your proxy card and email it directly to Versant Finance and we will forward your votes to Computershare.
Please let me know if you have any questions.
Additional Information About the Proposed Merger and Where You Can Find It
In connection with the proposed merger with Actian, Versant has filed a definitive proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SHAREHOLDERS OF VERSANT ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS FILED BY VERSANT WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement and the other relevant materials, and any other documents filed by Versant with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, shareholders of Versant may obtain free copies of the documents filed with the SEC by contacting Versant Investor Relations at (650) 232-2400, Attn: Jerry Wong, or Versant Corporation 255 Shoreline Drive, Suite 450 Redwood City, California 94065, USA and may obtain a free copy of the proxy statement at the Versant Investor Relations website at http://www.versant.com/company/investor-relations/sec-filings. You may also read and copy any reports, statements and other information filed by Versant with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC's website for further information on its public reference room.
Versant and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Versant shareholders in favor of the proposed transaction. Certain executive officers and directors of Versant have interests in the transaction that may differ from the interests of shareholders generally, including without limitation acceleration of vesting of stock options and restricted stock units, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests are described in the definitive proxy statement referenced above and the other relevant documents filed with the SEC.